UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 23, 2010

ITERIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-08762	95-2588496
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1700 Carnegie Avenue, Suite 100, Santa Ana, California	92705
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 270-9400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01                                           Entry into a Material Definitive Agreement

On December 23, 2010, Iteris, Inc. (“Iteris”) entered into a Stock Purchase Agreement (the “Agreement”) with Meridian Environmental Technology, Inc. (“Meridian”) and the shareholders of Meridian to acquire all of the outstanding capital stock of Meridian (the “Acquisition”).  Meridian is a leader in 511 advanced traveler information systems as well as Maintenance Decision Support System (MDSS) management tools that allow users to create solutions to meet roadway maintenance decision needs.  The purchase price for the Acquisition will be approximately $4 million in cash ($2 million at the closing and an additional $1 million on each of the next two anniversaries of the closing), subject to certain adjustments, plus up to an additional $1 million per year for two years pursuant to an earn-out provision, based on revenue and operating income achieved from Meridian’s operations during the twelve months ending December 31, 2011 and 2012.

The consummation of the Acquisition is subject to certain closing conditions.  The Agreement also contains representations, warranties and covenants from the parties to one another and may be terminated by mutual consent of the parties or by either party in certain events, including if the closing has not occurred by January 31, 2011.

A copy of the press release announcing the execution of the Agreement is attached hereto as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01                                           Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
99.1	Press release dated December 27, 2010

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	December 27, 2010

ITERIS, INC.,
a Delaware corporation

		By:	/S/ JAMES S. MIELE
James S. Miele
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated December 27, 2010